Exhibit 10.72

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIGAND PHARMACEUTICALS INCORPORATED HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO LIGAND PHARMACEUTICALS INCORPORATED IF PUBLICLY DISCLOSED.

SUPPLY AGREEMENT
This SUPPLY AGREEMENT (“Agreement”) is effective December 22, 2015 (the “Effective Date”), by and between CyDex Pharmaceuticals, Inc., a Delaware corporation with principal offices at 11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037 (“CYDEX”), and Gilead Sciences, Inc., a Delaware corporation with principal offices at 333 Lakeside Drive, Foster City, California 94404 (“Gilead”). CYDEX and Gilead are sometimes referred to individually as “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Gilead and its Affiliates (as defined below) wish to purchase the product listed on Exhibit A-1 to this Agreement from CYDEX (collectively, the “Product”), as such Exhibit A-1 may be amended from time to time in writing by the Parties; and
WHEREAS, CYDEX is ready, willing and able to supply Product to Gilead and Gilead’s Affiliates subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the covenants and other agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Purchase and Sale
(A)CYDEX agrees to sell Product to Gilead and its Affiliates based on orders placed under this Agreement pursuant to a Purchase Order (as defined below). In addition, CYDEX agrees to sell Product to Gilead’s Affiliates based on orders placed under this Agreement pursuant to a Purchase Order (as defined below); provided, that Gilead shall be jointly and severally obligated to pay for all Product purchased by its Affiliates and shall be responsible to CYDEX for any actions or inactions by an Affiliate which, if they had been done by Gilead, would constitute a breach of this Agreement. “Affiliate” means any (A) entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with, Gilead and (B) any third party contract manufacturers of Gilead that may have purchase Product on Gilead’s behalf for the manufacture of the Licensed Products (as defined below). “Control” means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether by the ownership of stock, by contract, or otherwise, and/or (ii) ownership or direct or indirect control of at least fifty percent (50%) of the voting stock of an entity. Gilead shall from time to time provide CYDEX a list of Gilead’s Affiliates; CYDEX shall have no obligation to deal with an Affiliate which is not included on the most recent such list.
(B)This Agreement and the Purchase Orders accepted under it comprise the Parties’ entire agreement and understanding with respect to Product. In the event of a conflict between any provision of this Agreement and any provision of the Purchase Order Terms and Conditions, the provision of this Agreement shall control. For avoidance of doubt: the Parties confirm that the first sentence of Section 2 of the Purchase Order Terms and Conditions constitutes such a conflict. It is the Parties’ express intent that no other document may supplement or vary the terms hereof absent a written amendment duly executed by both Parties and expressly referencing this Agreement.
2.Supply
(A)Purchase Orders. Gilead or its Affiliates shall issue a Purchase Order for Product ordered under this Agreement in substantially the form of Exhibit B attached hereto (the “Purchase Order”). CYDEX shall have three (3) business days after the date of receipt of a Purchase Order to either: (i) provide written notice of its acceptance; or (ii) present Gilead or its Affiliates with a Purchase Order for Gilead consideration and acceptance. CYDEX shall supply the Product to Gilead or its Affiliate in accordance with each Purchase Order and the terms of this Agreement, and shall cause each delivery to made strictly in accordance with the delivery dates and locations specified in the Purchase Order.
(B)Forecasting. On at least an annual basis during the Term, Gilead (on behalf of itself and its Affiliates) shall provide to CYDEX a non-binding rolling forecast detailing the quantities for the delivery of Product for the next twelve (12) calendar months of the Term (each, a “Forecast”). Gilead shall have the right to update a Forecast at any time. CYDEX shall supply Product in a quantity up to a maximum of 150% of the quantity specified in the Forecast and shall utilize commercially reasonable efforts to supply such additional Product in excess of those quantities in the timeline requested by Gilead.
(C)Minimum Stock. Unless otherwise agreed to by the Parties, CYDEX shall maintain a minimum stock of the Product at all times in order to satisfy the quantities set forth in Exhibit A-2.
(D)Delay and Shortfall. If delivery of any quantity of Product is delayed after CYDEX has accepted a Purchase Order, through no fault of Gilead and not due to a Force Majeure Event (as defined in Section 23), by more than thirty (30) days beyond the delivery date set forth in the Purchase Order (but subject to the delivery windows specified in Exhibit A-2), the quantity shall be considered a shortfall (“Shortfall”). Upon a Shortfall, or indication from CYDEX that a Shortfall is to occur, Gilead or its Affiliates shall have the right, in its discretion, to cancel the applicable Purchase Order without liability.
(E)Minimum Shelf Life. CYDEX warrants that the Product supplied by CYDEX at the time of delivery to Gilead shall have a minimum shelf life as set forth in Exhibit A-2. During such Product’s shelf life, the Product shall conform to the Specifications (as defined below) and be consistent with and in compliance with the Product Warranty (as defined below).
(F)Commercialization Rights. CYDEX hereby grants to Gilead a non-exclusive, worldwide, royalty-free license under CYDEX Intellectual Property to use and incorporate the Product in and sell (and have sold) any Licensed Product for any and all human diseases and conditions which are identified in Exhibit A-3 for such Licensed Product. No license is granted for making (or having made) the Product or for selling (or having sold) the Product other than for Licensed Products. For purposes of this Section, “CYDEX Intellectual Property” shall mean (i) any and all know-how owned or controlled by CYDEX that relates to the use of the Product, and (ii) any and all patents owned or controlled by CYDEX that claims the Product or use thereof. “Licensed Product” means a pharmaceutical composition comprising as the active pharmaceutical ingredient the compound identified in Exhibit A-3 (as such Exhibit A-3 may be amended from time to time in writing by the Parties) prepared or combined with or formulated using the Product. For avoidance of doubt: because only CYDEX-supplied material is “Product,” such a composition which is prepared or combined with or formulated using non-CYDEX-supplied cyclodextrin material is not a “Licensed Product.” Similarly, a pharmaceutical composition comprising as an active pharmaceutical ingredient a compound not identified in Exhibit A-3 (as such Exhibit A-3 may be amended from time to time in writing by the Parties) prepared or combined with or formulated using the (CYDEX-supplied) Product is not a “Licensed Product.”
(G)DMF Reference Fee. Gilead shall pay CYDEX a one-time DMF Reference Fee of [***] in exchange for the right of Gilead and its Affiliates to reference, in its regulatory filings for and to the extent regarding Licensed Products, CYDEX’s Type III, IV and V Drug Master Files (DMF) for the Product. CYDEX shall invoice this amount within 15 days after the Effective Date. For avoidance of doubt, Gilead shall not be obligated to pay any royalties or other milestones other than the one-time DMF Reference Fee payment.
(H)Purchase Order Quantities. Gilead shall order a minimum of [***] of Product on or before December 28, 2015 and the delivery time for such initial order shall be “January 5, 2016 or such sooner time as CYDEX is able to deliver.” There is no annual minimum Product purchase quantity.
(I)Negative Covenants. Gilead covenants and agrees that it shall not, and it shall cause its Affiliates not to, resell or transfer (other than in or for Licensed Products) any quantity of the Product, or use any of the Product for anything other than for a Licensed Product.
3.Price
(A)The prices of the Product as of the Effective Date are as set forth in Exhibit A-2 attached hereto. Such prices shall be fixed during the Term unless otherwise agreed to by the Parties.
(B)To the extent applicable, CYDEX shall calculate and charge Gilead or its Affiliates for applicable sales, GST or VAT imposed by any federal, state, provincial, local, or other governmental entity for Product provided under this Agreement, excluding taxes based solely on CYDEX’s net income or arising from the employment relationship between CYDEX and its personnel. Gilead and its Affiliates shall have no liability for taxes billed later than one hundred eighty (180) days after their due date. CYDEX shall hold Gilead and its Affiliates harmless from all claims and liability arising from CYDEX’s failure to calculate or charge any such taxes or similar charges.
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(C)All items ordered by Gilead can be delayed for shipment up to [***] from date of original requested ship date at no charge to Gilead. Gilead shall pay a warehouse charge to CYDEX at a rate to be agreed to by the Parties on [***] after the original requested ship date. CYDEX may invoice in full the total cost of the Product on the original requested ship date notwithstanding Gilead’s request to delay shipment.
4.Payment
Invoices for Product shipped to Gilead or its Affiliates and for the DMF Reference Fee are due and payable net thirty (30) days from the date of receipt of invoice by Gilead. CYDEX shall submit invoices referencing the applicable Purchase Order or DMF Reference Fee to Gilead at the following address:
Gilead Sciences, Inc.
ATTN: Accounts Payable
P.O. Box 5469
San Mateo, CA 94402
Email: apinvoices@gilead.com
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6.Delivery; Risk of Loss
Unless otherwise agreed to by the Parties in writing, CYDEX shall deliver all shipments of Product to Gilead DDP (Incoterms 2010) to the facility designated in the accepted Purchase Order. Title and risk of loss, damage or destruction to the Product shall remain with CYDEX until final delivery of the Product to Gilead at the named place of destination on the accepted Purchase Order. CYDEX shall package and label the Product for delivery in accordance with Gilead’s packaging and labeling requirements.
7.Product
(A)CYDEX shall supply the Product (i) in conformance with the specifications (including for the Product and any raw materials or components) set forth in Exhibit A, which may be modified from time to time by mutual agreement of the Parties (collectively, the “Specifications”).
(B)CYDEX shall notify Gilead within two (2) business days of any information of which CYDEX becomes aware of any deviations of the Product from the Specifications.
(C)From time to time, Gilead may request, and CYDEX shall promptly provide, sales reports detailing the purchase of Product under this Agreement, including a list of all Affiliates who have purchased Product.

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*** Certain Confidential Information Omitted.

8.Warranties and Remedies
(A)CYDEX warrants that all Product shall be consistent with and in compliance with the Specifications, this Agreement, any Quality Agreement entered into by the Parties, all applicable laws and current good manufacturing practices as established by the United States Food and Drug Administration (the “Product Warranty”).
(B)Each Party represents and warrants to the other Party that it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder without the consent of any third party and without breach of any agreements with or obligations to any third party.
(C)CYDEX warrants that any Product it delivers to Gilead and its Affiliates is free and clear of any liens, security interests or encumbrances of any kind.
(D)CYDEX represents and warrants that neither CYDEX, nor any of its subsidiaries, nor any of their respective directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder, the “FCPA”), the U.K. Bribery Act 2010 (as amended from time to time and including the rules and regulations thereunder, the “U.K. Bribery Act”), the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions adopted by the Negotiating Conference of the Organisation for Economic Co-operation and Development on 21 November 1997 (such convention, including the rules and regulations thereunder, the “OECD Convention”) or any other applicable anticorruption laws, rules or regulations (collectively with the FCPA, the U.K. Bribery Act and OECD Convention, the “Anticorruption Laws”). CYDEX shall ensure that it, its employees, any permitted subcontractor or agent and/or affiliates shall comply with the Anticorruption Laws at all times. CYDEX represents and warrants that it and, to its knowledge, its affiliates, have conducted their businesses in compliance with the Anticorruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. Specifically but without limiting CYDEX’s obligation to comply with all applicable laws, CYDEX shall comply with laws prohibiting human trafficking, slavery and child labor.
(E)Notwithstanding the representations and warranties set forth in this Agreement, Gilead acknowledges and accepts the risks inherent in attempting to develop and commercialize any pharmaceutical product. There is no implied representation that any Licensed Products can be successfully developed or commercialized. The express warranties set forth in Section 2 and this Section 8 are provided in lieu of, and EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES, ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Each Party’s representations and/or warranties under this Agreement are solely for the benefit of the other Party
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*** Certain Confidential Information Omitted.

and may be asserted only by the other Party. Each Party shall be solely responsible for all representations and warranties that it or its Affiliates make to any customer (or other third party
9.Limitation of Liability
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10.Indemnity
(A)Each Party shall indemnify, and at the other Party’s request, defend, and hold the other Party, its affiliates, and its and their respective officers, directors, employees, stockholders and agents harmless from and against any and all losses, settlements, liabilities, damages and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) resulting from any third party claims, demands, suits or proceedings (“Claims”) to the extent arising out of or relating to (i) a breach by the indemnifying Party of any of its representations, warranties or covenants set forth in this Agreement, or any other material breach of this Agreement or of any applicable laws by such Party or (ii) [***]; except to the extent any such Loss(es) is covered by indemnification obligations of the indemnified Party hereunder.
(B)Each Party shall notify the other Party promptly upon learning of a Claim that is subject to indemnification pursuant to this Section 10, and if so requested by the indemnified Party, the indemnifying Party shall control defense and settlement thereof diligently, in good faith, and using reasonably experienced counsel with expertise in the relevant field; provided, however, that the indemnifying Party shall make no settlement of any such Claim which is binding upon the indemnified Party or admitting fault on behalf of the indemnified Party, in each case without first receiving the indemnified Party’s consent thereto, which consent shall not unreasonably be withheld or delayed. The indemnified Party shall reasonably cooperate in such defense and/or settlement and may participate at its own expense using its own counsel.
11.Records
(A)CYDEX shall prepare and maintain complete and accurate records and data for the Product and shall maintain such records and data with respect to the Product (collectively, “Gilead Data”), for five (5) years after termination or expiration of this Agreement or such longer period of time as may be required by applicable laws. Upon Gilead’s request, CYDEX shall provide copies of all such Gilead Data to Gilead (as Confidential Information of CYDEX). If CYDEX wants to destroy Gilead Data as it is no longer required to maintain such Gilead Data as required by this Agreement or applicable laws, it shall offer to provide all such Gilead Data to Gilead (as Confidential Information of CYDEX) prior to its destruction.
(B)CYDEX shall maintain the Drug Master File for the Product. At Gilead’s request and upon Gilead’s payment of the one-time payment set forth in Section 2(g), CYDEX shall provide a letter of authorization to Gilead permitting Gilead to refer to CYDEX’s Drug Master File in connection with any regulatory filings for Gilead’s (and/or Gilead’s Affiliates’) Licensed Products. In addition, upon request, CYDEX shall provide to Gilead all documents and information related to the Product necessary for Gilead to submit in connection with any regulatory filing for Gilead’s (and/or Gilead’s Affiliates’) Licensed Products.
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*** Certain Confidential Information Omitted.

Exhibit 10.74
12.Inspection; Release; Latent Defects
(A)Gilead or its Affiliate shall examine each shipment of Product upon its arrival at the destination specified in this Agreement and shall promptly notify CYDEX in writing of any shortage, loss or damage apparent under reasonable examination within [***] (“Inspection Period”). If such shipment is not expressly rejected by the end of the Inspection Period, it shall be deemed to have been accepted (in each case within the meaning of the Uniform Commercial Code). CYDEX shall provide Gilead with a written response within five (5) business days of being notified in writing, of the discovery of a Product that does not conform to the Product Warranty (a “Defective Product”). CYDEX’s written response shall acknowledge receipt and planned investigation. A follow up CYDEX’s written response within thirty (30) days shall include at a minimum, the root cause of the defect and CYDEX’s corrective actions.
(B)If after actual or deemed acceptance of a shipment of Product, Gilead or its Affiliate concludes that such Product nonetheless is (or has become) Defective Product is discovered, Gilead shall notify CYDEX and the provisions in the last three sentences of Section 12(a) above and Section 12(c)-(e) below shall apply.
(C)In the event of any Defective Product, CYDEX shall, at Gilead’s sole option, either (i) replace the Defective Product at no additional charge to Gilead, or (ii) provide Gilead with a full refund for any Defective Product. Return freight and any other costs incurred by Gilead, including the cost of destruction, for Defective Product shall be borne by CYDEX.
(D)In the event the Parties disagree with respect to whether or not the Product is Defective Product, the Product in question shall be submitted to a third party laboratory agreeable to both Parties for further testing. The Parties further agree that the determination of the third party laboratory as to whether or not the Product is Defective Product shall be binding on both Parties, and the costs associated with such testing shall be borne by the Party whose position is not supported by the findings of the third party laboratory.
(E)Gilead and CYDEX agree to work together rapidly, with time being of the essence, to resolve any quality issues relating to the Product, which may include holding quality improvement meetings to be scheduled at mutually agreeable times.
(F)In the event either Party believes it may be necessary to conduct a recall with respect to any quantity of the Product(s) which were sold by CYDEX to Gilead or its Affiliates under this Agreement (a “Recall”), CYDEX and Gilead shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any quantity of the Product shall be made by Gilead; provided, however, that CYDEX shall not be prohibited hereunder from taking any action that it is required to take by applicable law. Any Recall required primarily because of the failure of the Product(s) to conform to the Product Warranty or other breach of this Agreement by CYDEX, shall be conducted by Gilead at CYDEX’s expense.

13.Confidentiality
(A)Each respective Party agrees not to use or disclose any Confidential Information (as defined below) which it may receive from the other Party for any purpose other than the purchase of Product under this Agreement. For purposes of this Agreement, “Disclosing Party” shall mean the Party that releases or discloses Confidential Information and “Receiving Party” shall mean the Party that receives the Confidential Information from the Disclosing Party. No Party shall disclose or permit disclosure of any Confidential Information to any person other than officers, employees and agents of the Receiving Party who have a bona fide need to know such Confidential Information and who are bound by obligations of confidentiality and non-use at least as protective as those of this Agreement. Each Party agrees that it shall take all reasonable measures to protect and avoid disclosure or use of the Confidential Information contrary to the terms of this Agreement. Such measures shall include, but not be limited to, employing the same degree of care that the Receiving Party utilizes to protect its own Confidential Information of a similar nature, which in no event shall be less than a reasonable degree of care. Each Party agrees to promptly notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Confidential Information which may come to the Receiving Party’s attention.
(B)“Confidential Information” means all non-public proprietary or confidential information disclosed by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information shall also include confidential findings and observations obtained during visits and/or demonstrations in research and development laboratories or production facilities of the other Party.
(C)The confidentiality obligations set forth in this Section 13 shall not apply to information that: (i) was in the possession or control of the Receiving Party (with no duty of confidentiality) prior to its receipt from the Disclosing Party, as demonstrated by written records; (ii) was or thereafter becomes part of the public domain through no fault of the Receiving Party or of persons for whom the Receiving Party is responsible; (iii) was rightfully obtained by the Receiving Party from a third party with no obligation of confidentiality to or for the benefit of the Disclosing Party; (iv) the Disclosing Party gives prior written approval for the Receiving Party to disclose onward free of confidentiality obligations; or (v) the Receiving Party independently developed without use or reference to the Confidential Information, as demonstrated by written records contemporaneous with such development.
(D)Notwithstanding the above, nothing herein shall be construed to limit disclosure of Confidential Information pursuant to the order, rule or requirement of a court, administrative agency or other governmental body with proper jurisdiction (an “Order”); provided, however, that the Receiving Party, to the extent allowed by law, shall promptly notify the Disclosing Party of such Order and shall reasonably cooperate with the Disclosing Party in its efforts to seek a protective order or other limitations or exemptions from such Order. Nothing in this Agreement shall be construed as authorizing the Receiving Party to use or disclose Confidential Information beyond the scope of any protective order or other limitation.

(E)The Receiving Party agrees that it shall not attempt to reverse engineer or otherwise analyze any Disclosing Party Confidential Information for purposes of determining the composition, chemical structure, chemical pretreatments or other properties, attributes, or characteristics of such Confidential Information. In addition, whether or not the Product constitutes Confidential Information, Gilead shall not attempt to reverse engineer, deconstruct or otherwise analyze the Product for purposes of determining the composition, chemical structure, chemical pretreatments or other properties, attributes, or characteristics of the Product.
(F)Upon the first of expiration or termination of this Agreement, or at Disclosing Party’s written request, the Receiving Party agrees to promptly destroy all of the Disclosing Party’s Confidential Information, except one copy which may be retained in its legal archives for the sole purpose of monitoring the Receiving Party’s surviving obligations under this Agreement. The Receiving Party agrees to promptly destroy any and all materials to the extent that they are synthesized or otherwise contain Confidential Information in their synthesis or production. Upon request of the Disclosing Party, the Receiving Party shall provide written confirmation of such destruction. Each Party’s obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement for a period of [***].
14.Governing Law
The validity and interpretation of this Agreement and the legal relations of the Parties to it shall be governed by the internal substantive laws of the state of California, excluding that state’s conflicts of law provisions.
15.Term
This Agreement shall have a term of five (5) years following the Effective Date (the “Term”).
16.Termination
(A)Gilead may terminate this Agreement (and/or, subject to the following sentence, any Purchase Order) without cause by providing thirty (30) days prior written notice to CYDEX. Termination or expiration of this Agreement without cause shall not relieve the Parties of their rights and responsibilities under any accepted Purchase Order which is outstanding as of the effective date of such termination or expiration.
(B)In the event of a material breach of this Agreement, the Party in such breach shall be provided with written notification of the breach by the other Party. The Party in such breach shall have thirty (30) days to cure the breach (to the extent the breach is of a type that can be cured in 30 days). If the breach is not cured within thirty (30) days following notice or if the breach is not of the type that can be cured in 30 days, then this Agreement shall automatically terminate.
(C)In the event of a Party’s voluntary bankruptcy petition; liquidation, winding up or similar proceeding; or appointment of a receiver, trustee or manager for the benefit of creditors

(which is not dismissed within 60 days); or the filing of an involuntary bankruptcy petition against a Party (which is not dismissed within 60 days), then the other Party shall be entitled immediately to terminate this Agreement and any accepted Purchase Orders without notice or liability.
(D)Expiration or termination of this Agreement shall not affect accrued rights or obligations of the Parties. Sections 2(i), 9, 10, 11(a), 12, 13, 16, 17, 22, 25, 26 and 29 shall survive termination or expiration of this Agreement.
17.Intellectual Property Rights
Each Party shall retain all proprietary rights in and to its respective Confidential Information including, but not limited to, that related to patent, copyright, trademark, and trade secrets. Except as expressly set forth herein, no license in or to any proprietary right is granted or implied by conveying Confidential Information hereunder. Indeed, except as expressly set forth herein, no license in or to any intellectual property or other proprietary right is granted or implied by virtue of entering into or operating under this Agreement.
18.Insurance
(A)Each Party shall maintain in full force and effect during the term of this Agreement, the following insurance coverages, with limits of liability not less than those specified below:
(i) Commercial General Liability with limits of $5 million, including coverage for premises liability, personal and advertising injury, products and completed operations liability, broad form property damage and blanket contractual liability. Such insurance may be provided on a claims-made basis, however, such insurance shall have a retroactive date prior to the date that any work will be performed pursuant to the Agreement, and shall be maintained (or shall have an extended reporting period) of at least 5 years after the termination of this Agreement. The use of primary and excess limits to achieve the total required limits is acceptable.
(B)With respect to CYDEX only,
(ii) Workers’ compensation insurance pursuant to all applicable laws, covering CYDEX employees (including principals) and contractors engaged in providing services under this Agreement; and
(iii)Employer’s liability insurance with a minimum limit of $5,000,000 bodily injury - each accident, $5,000,000 disease - each employee, $5,000,000 disease - policy limit. The use of primary and excess limits to achieve the total required limits is acceptable.
(C)All insurance programs provided by an outside insurance carrier required to be maintained hereunder shall be from insurers having an A.M. Best rating of A VIII or better, or its equivalent, and shall be from insurance carriers and in a form reasonably acceptable to the other Party. Gilead may self-insure for the above coverages.
(D)To the extent requested by the other Party, each Party shall provide the other with written evidence of self-insurance and/or an original certificate of insurance evidencing that (A) all such insurance coverages are in effect, and (B) none of the required policies of insurance shall be terminated, canceled or materially modified by insurers except upon at least thirty (30) days written notice to the other Party. Any failure to maintain the insurance coverage required by this Section 18 shall be a material breach which may be cured only by restoring such coverage retroactive to the date of lapse of the prior coverage.
19.Successors and Assigns
The terms and provisions of this Agreement shall be binding upon and inure to the benefit of any successor of a Party. Neither this Agreement, nor the Parties rights or duties hereunder, may be assigned or delegated without the express, written consent of the other Party, which consent may be withheld for any reason, except that Gilead may assign this Agreement to an Affiliate without CYDEX’s consent, and either Party may without the other Party’s consent assign this Agreement in connection with such (first) Party (or its parent company) being acquired.
20.Notices
All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery, facsimile transmission with electronic confirmation of transmission, delivery by internationally- or nationally-recognized courier service, or three (3) days after sending by certified or registered mail, postage prepaid and return receipt requested, to the following addresses or facsimile numbers of the respective Parties or such other address or facsimile number as given by notice under this Section 20:
Gilead:    Gilead Sciences, Inc.
        333 Lakeside Drive
        Foster City, CA 94404
        Attention: Rob Silber

Copy to:
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Attention: General Counsel
Fax No.: (650) 522-5771

CYDEX    CyDex Pharmaceuticals, Inc.
    c/o Ligand Pharmaceuticals Incorporated
    11119 North Torrey Pines Road, Suite 200

    La Jolla, CA 92037
    Attention: Vice President and Secretary

Copy to:
Ligand Pharmaceuticals Incorporated
11119 North Torrey Pines Road, Suite 200
La Jolla, CA 92037
Attention: General Counsel

21.Severability
This Agreement is severable. The invalidity, illegality or unenforceability (to any extent) of any provision of this Agreement shall not affect the validity, legality, or enforceability of the remaining provisions.
22.Use of Name
As between CYDEX and Gilead, Gilead shall have the sole authority to select trademarks for Licensed Products and shall own all such trademarks. Neither Party grants the other the right to use any of its or its Affiliates’ logos, trademarks or trade names. Under no circumstances shall CYDEX use the Gilead trademark or corporate logo or name any of its personnel in promotional materials, literature, press releases, advertising or any other public announcement without Gilead’s prior written permission and approval on each occurrence.
23.Force Majeure
Neither Party shall be liable for any delay in performing or for failing to perform its obligations under this Agreement where such failure or delay results from any force majeure cause beyond its reasonable control including, without limitation, acts of God; earthquakes; severe weather conditions such as hurricanes, tornadoes, ice storms or blizzards; epidemics or quarantines; fire; explosions; floods; sabotage; destruction of production facilities; general shortages of specified raw materials, power or fuel; war; acts of domestic or international terrorism; transportation accidents; riots or civil disturbances; insurrection; embargo; and acts of government or governmental agencies including changes in law or regulations that materially and adversely impact the Party or its obligations under this Agreement (individually and collectively a “Force Majeure Event”) provided that the affected Party promptly notifies (within ten (10) business days or as soon as practicable after discovery of the event) the other Party of the event. If the delays caused by the Force Majeure Event are not cured within sixty (60) calendar days following passage of the Force Majeure Event, then either Party may immediately terminate this Agreement upon written notice to the other Party. A Force Majeure Event shall not include labor disputes or strikes.

24.Entire Agreement
This Agreement sets forth the entire understanding and agreement between the Parties as to the subject matter herein. This Agreement replaces and supersedes any previously existing understandings or agreements between the Parties as to the subject matter herein; provided, that any prior nondisclosure/nonuse agreement is not superseded and shall remain in full force and effect in addition to this Agreement. None of the terms of this Agreement shall be amended or modified or waived except in writing, signed by the Parties.
25.Export Control
In handling Confidential Information provided or received hereunder the Parties shall adhere to all applicable United States export laws and regulations, and shall not knowingly export or re-export (directly or indirectly) any of the Confidential Information or any product, process, or service resulting directly therefrom to any restricted country without first obtaining any and all required government authorizations.
26.Relationship of Parties
Neither Party is the agent or legal representative of the other Party. Nothing contained in this Agreement shall be deemed to create the relationship of partner, principal and agent, or joint venture between the Parties. Neither Party has the right or authority to incur obligations of any kind in the name of or for the other Party, and each Party agrees not to purport to do so.
27.Further Assurances
The Parties hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and instruments and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.
28.No Guaranty of Favorable Outcomes
CYDEX does not warrant that Gilead’s clinical studies (if any) will produce any particular results or any favorable results, or that Licensed Products can ever be successfully or profitably commercialized.
29.Patent Marking
Gilead agrees (for itself and its Affiliates) that with respect to each unit or package of Licensed Products sold in a given country, Gilead (or its Affiliate) shall comply with the customary patent marking laws and practices.
30.In Vivo Studies
If Gilead wishes to conduct any in vivo study (preclinical or clinical, in animals or in humans, each a “Study”) of a Licensed Product, the following provisions shall apply:

(A)Compliance with Laws. Gilead represents and warrants that each Study shall be performed in accordance with all applicable laws, regulations and requirements. Gilead shall provide or cause to be provided all appropriate information and warnings to participants enrolled in each Study and obtain or cause to be obtained appropriate documentation of informed consent from all participants in each such Study.
(B)Responsibility. Gilead has the freedom to design each Study, and (as between Gilead and CYDEX) Gilead is solely responsible for executing each Study; and so it is reasonable that, and the parties agree that, Gilead shall be solely responsible therefor and for any effects or consequences of the design and execution of each Study, except to the extent any such effects or consequences arise out of or result from the actions of CYDEX.
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WITNESSETH, that the Parties execute and deliver this Supply Agreement on and as of the Effective Date. By signing this Supply Agreement, the Parties agree to all terms and conditions set forth herein as of the Effective Date, and warrant and represent that the individuals signing below are authorized to make such commitments on behalf of their respective organizations.
CyDex Pharmaceuticals, Inc.

By: /s/ Matthew W. Foehr
Printed Name:    MATTHEW W. FOEHR
Title:    PRESIDENT/COO

Gilead Sciences, Inc.

By: /s/ Reza Olivai
Printed Name:    Reza Oliyai
Title:    VP, PDCS

Exhibit A-1
Product

Product: Captisol® sulfobutylether ß (beta) cyclodextrin, sodium salt (Clinical Grade or Commercial Grade, as specified for Gilead’s proposed use and supplied by CYDEX)

Specifications: [***]

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*** Certain Confidential Information Omitted.

Exhibit A-2
Commercial Provisions

The price for all Product ordered shall be [***].
Safety Stock: [***]
Minimum Shelf Life: [***]
Forecasting Mechanism: Non-binding annual forecast as provided in Section 2(b).
Product Delivery:

Days after Purchase Order	Minimum Monthly Delivery Quantity
[***]	[***]
___________________________________
*** Certain Confidential Information Omitted.

Exhibit A-3
Licensed Products
Active Pharmaceutical Ingredient
[***]
Permitted Indications
All indications except (a) ocular treatment of any disease or condition with a formulation including a hormone; (b) topical ocular treatment of inflammatory conditions; (c) treatment and prophylaxis of fungal infections in humans; and (d) any ocular treatment for retinal degeneration.
___________________________________
*** Certain Confidential Information Omitted.

Exhibit B
Form of Purchase Order
[***]

___________________________________
*** Certain Confidential Information Omitted.

___________________________________
*** Certain Confidential Information Omitted.